                            SCHEDULE 14C INFORMATION
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14(c) INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.)

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Information Statement
[X] Definitive Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

                     Fresenius Medical Care Holdings, Inc.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g)(4) and 0-11.

    1.  Title of each class of securities to which transaction applies:

    2.  Aggregate number of securities to which transaction applies:

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4.  Proposed maximum aggregate value of transaction:

    5.  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.  Amount Previously Paid:

    2.  Form, Schedule or Registration Statement No.:

    3.  Filing Party:

    4.  Date Filed:
--------------------------------------------------------------------------------

                     FRESENIUS MEDICAL CARE HOLDINGS, INC.

                            ------------------------

                      2000 ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 26, 2000

To the Shareholders:

     Notice is hereby given that the 2000 Annual Meeting of Shareholders of Fresenius Medical Care Holdings, Inc., a New York corporation (the "Company"), will be held at the Doubletree Guest Suites Hotel, 550 Winter Street, Waltham, Massachusetts on Friday, May 26, 2000 at 11:00 a.m. for the following purposes:

     1. To elect three directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed; and

     2. To transact any and all other business that may properly come before the meeting.

     All shareholders of record at the close of business on April 24, 2000 are entitled to notice of and to vote at this meeting.

     The Company's audited financial statements for the year ended December 31, 1999, together with certain other information concerning the Company, are included in the Company's Annual Report on Form 10-K which is enclosed herewith.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                        By order of the Board of Directors,

                                        RONALD J. KUERBITZ
                                        Senior Vice President, Secretary and
                                        General Counsel

Lexington, Massachusetts
May 1, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
INTRODUCTION................................................      1
PROPOSAL 1 -- ELECTION OF DIRECTORS.........................      1
EXECUTIVE COMPENSATION......................................      4
REPORT OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE
  COMPENSATION..............................................     10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     12
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     13
INDEPENDENT PUBLIC ACCOUNTANTS..............................     16
OTHER MATTERS...............................................     16

                             INFORMATION STATEMENT

                                  INTRODUCTION

     This Information Statement, dated May 1, 2000, is furnished in connection with the 2000 Annual Meeting of Shareholders of Fresenius Medical Care Holdings, Inc. (the "Company"; as used herein the term the "Company" shall also include, as required by the context, its subsidiaries) to be held at the Doubletree Guest Suites Hotel, 550 Winter Street, Waltham, Massachusetts on Friday, May 26, 2000 at 11:00 a.m., and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the notice of such meeting.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement was mailed to shareholders on or about May 1, 2000.

     The complete mailing address of the Company's principal executive office is 95 Hayden Avenue, Lexington, Massachusetts 02420-9192 (telephone (781) 402-9000).

     Only shareholders of record at the close of business on April 24, 2000 are entitled to vote at the Annual Meeting and any adjournments thereof. At that record date, the following voting shares of the Company were outstanding:

                                                                SHARES       VOTES PER
                           CLASS                              OUTSTANDING      SHARE
                           -----                              -----------    ---------
6% Preferred Stock..........................................      36,460        160
Class A Preferred Stock.....................................      16,176         16
Class B Preferred Stock.....................................      21,483         16
Class D Special Dividend Preferred Stock....................  89,062,316        0.1
Common Stock................................................  90,000,000          1

     Holders of all shares will vote together as a single class on all matters expected to be acted on at the Annual Meeting.

     Appraisal rights are not available to shareholders with respect to any matter expected to be acted upon at the Annual Meeting.

THE MERGER

     The Company was formed (the "Merger") as a result of a series of transactions pursuant to an Agreement and Plan of Reorganization dated as of February 4, 1996, as amended, among the Company, Fresenius Aktiengesellschaft ("Fresenius AG") and Fresenius USA, Inc. ("Fresenius USA").

     The Annual Report on Form 10-K of the Company for the year ended December 31, 1999, including the Company's audited consolidated financial statements for the year ended December 31, 1999, is being mailed to the Company's shareholders with this Information Statement (the "Annual Report"). The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

     At the date hereof, management of the Company has no knowledge of any business other than that described in the notice for the Annual Meeting which will be presented for consideration at such Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, the terms of all of the directors will expire. Under the laws of the State of New York (in which the Company is incorporated), the election of directors requires the affirmative vote of a plurality of the shares represented at the Annual Meeting. The holders of all classes of the Company's Preferred Stock and the Common Stock will vote as a single class on Proposal 1. Fresenius Medical Care AG

("Fresenius Medical Care") intends to vote in favor of this proposal. Accordingly, Proposal 1 will be approved even if all other shares currently outstanding that are not held by Fresenius Medical Care vote against the proposal. Abstentions will have no effect as to the outcome of Proposal 1. The name and biography of each nominee are set forth below under "Nominee."

NOMINEES

     At the Annual Meeting it is intended that three directors be elected to hold office until the 2001 annual meeting and until their successors shall have been duly elected and qualified. The nominees listed below have been designated as such by the Board of Directors, and it is anticipated that the nominees will be candidates when the election is held. However, if for any reason a nominee is not a candidate at that time, a substitute nominee will be designated by the Company. The nominees are currently directors of the Company.

                NAME                   AGE              POSITION WITH THE COMPANY
                ----                   ---              -------------------------
Ben J. Lipps.........................  59    Chairman of the Board, President and Chief
                                             Executive Officer
Jerry A. Schneider...................  52    Director, Vice President, Chief Financial
                                             Officer and Treasurer
Roger G. Stoll.......................  57    Director and Executive Vice President of Renal
                                             Products and Laboratory Services

     Ben J. Lipps has been President, Chief Executive Officer and a Director of the Company since 1996. Mr. Lipps has been Chairman of the Board since May 1, 1999. Mr. Lipps has served as a member of the Management Board of Fresenius Medical Care since 1996 and was appointed Chairman of the Management Board effective May 1, 1999. Prior to the Merger he served as President, Chief Executive Officer, Chief Operating Officer and a director of Fresenius USA since October 1989.

     Mr. Schneider has been a Vice President, the Chief Financial Officer and Treasurer of the Company since August 18, 1997 and was appointed a Director of the Company in August 1999. From January 1995 to July 1997 Mr. Schneider was the Chief Financial Officer of Grancare, Inc., a provider of long term nursing, rehabilitation and pharmacy services. Mr. Schneider received his undergraduate degree from the University of California at Berkeley and his JD degree from Loyola University of Los Angeles.

     Roger G. Stoll has been Executive Vice President of Renal Products and Laboratory Services for the Company since October 5, 1998 and was appointed a Director of the Company in August 1999. Prior to joining the Company, Mr. Stoll was President and CEO of Ohmeda, Inc., a wholly owned subsidiary of The BOC Group, plc, from November 199l to April l998. He also served as a Director of The BOC Group, plc. from April 1994 to April 1998. Mr. Stoll is also a director of St. Jude Medical, Inc., a developer, manufacturer and distributor of medical devices for the global cardiovascular market, and Questcor Pharmaceuticals, Inc., a drug company concentrating on the identification of novel lead compounds and the development of drugs for the treatment of gastrointestinal and neurological disorders. Mr. Stoll received his undergraduate degree from Ferris State University and his Ph.D. in Biopharmaceutics from the University of Connecticut. He was a Post-Graduate Research Fellow in Pharmacokinetics-Drug Metabolism at the University of Michigan, Ann Arbor.

THE BOARD OF DIRECTORS

     The Company's Board of Directors is responsible for the affairs of the Company.

     During 1999, the Board held one meeting and acted by unanimous written consent of its members on nine occasions. Mr. Lipps was elected to the Board in connection with the closing of the Merger and was re-elected to the Board at the 1999 Annual Meeting of Shareholders. Messrs. Schneider and Stoll were appointed to the Board in August 1999 and were re-elected to the Board at the 1999 Annual Meeting of Shareholders. The Company has no standing Compensation Committee, Audit Committee or Nominating Committee.

EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

                NAME                   AGE              POSITION WITH THE COMPANY
                ----                   ---              -------------------------
Ben J. Lipps.........................  59    Chairman of the Board, President and Chief
                                             Executive Officer
Ronald J. Kuerbitz...................  40    Senior Vice President, Secretary and General
                                             Counsel
J. Michael Lazarus, M.D..............  62    Senior Vice President of Clinical Quality and
                                             Medical Director
Jerry A. Schneider...................  52    Vice President, Chief Financial Officer and
                                             Treasurer
Roger G. Stoll.......................  57    Executive Vice President of Renal Products and
                                             Laboratory Services

     Each corporate officer was elected to hold office until he resigns or is removed by the Board of Directors.

     For a biography of Messrs. Lipps, Schneider and Stoll, see "Nominees" above.

     Ronald J. Kuerbitz has been Senior Vice President, Secretary and General Counsel since October 1999. Mr. Kuerbitz had previously served as Vice President for Corporate Development for the Company since April 1997. Prior to joining the Company, Mr. Kuerbitz was Vice President for Planning and Development for Neomedica, Inc., a regional privately-held dialysis services provider. Prior to joining Neomedica, Mr. Kuerbitz was employed by Caremark International, Inc. as vice president of its nephrology services division. Mr. Kuerbitz received his undergraduate degree from Albion College and his JD degree from the Yale Law School.

     J. Michael Lazarus, M.D. has been the Senior Vice President of Clinical Quality and Medical Director of the Company since 1996. Prior to joining the Company Dr. Lazarus maintained a private practice in internal medicine and nephrology from 1963 to 1996 and was Director of Clinical Services of the Nephrology Division and a senior physician at Brigham and Women's Hospital in Boston Massachusetts from 1992 to 1996. Dr. Lazarus is board certified in internal medicine and nephrology and is currently an Associate Professor of Medicine at Harvard Medical School. Dr. Lazarus is also a director of Novavax, Inc., a bio-pharmaceutical company focused on the research and development of proprietary topical and oral drug delivery and encapsulation technologies and the applications of those technologies. Dr. Lazarus received his undergraduate degree from the University of North Carolina at Chapel Hill and is a 1963 graduate of Tulane University School of Medicine.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table summarizes the total compensation paid or to be paid by the Company and its subsidiaries for services rendered during 1997, 1998 and 1999 to Ben J. Lipps, Chief Executive Officer of the Company, and to Ronald J. Kuerbitz, J. Michael Lazarus, M.D., Jerry A. Schneider and Roger G. Stoll, the four most highly compensated executive officers of the Company or its subsidiaries other than the Chief Executive Officer and William F. Grieco, who is no longer serving as an executive officer of the Company (collectively, the "Specified Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                      --------------------
                                                  ANNUAL COMPENSATION                   AWARDS     PAYOUTS
                                     ---------------------------------------------      ------     -------
                                                                         OTHER        SECURITIES    LTIP      ALL OTHER
                                                                      COMPENSATION    UNDERLYING   PAYOUTS   COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR   SALARY($)    BONUS($)         ($)         OPTIONS(#)     ($)         ($)
    ---------------------------      ----   ---------    --------     ------------    ----------   -------   ------------
Ben J. Lipps(1)....................  1999      601,262                     3,680(6)                             31,208(10)
  President, Chief Executive         1998      602,933   240,000(13)                   100,000(11)              31,153(10)
  Officer and Director               1997      600,000                                                          33,996(10)

Ronald J. Kuerbitz.................  1999      256,298   114,000(14)      52,176(17)                             4,480(2)
  Senior Vice President, Secretary   1998      222,919   358,000(3)
  and General Counsel                1997      189,516

J. Michael Lazarus, M.D............  1999      474,148   191,000(14)                                             4,864(2)
  Senior Vice President of Clinical  1998      467,308   225,000(13)                    33,334(4)                4,540(2)
  Quality and Medical Director       1997      430,769                                   2,500(8)                5,056(2)

Jerry A. Schneider.................  1999      355,399   150,000(14)      27,474(9)      5,000(4)                4,864(2)
  Vice President, Chief Financial    1998      345,622   232,500(13)     189,025(9)                              2,923(2)
  Officer and Treasurer              1997      112,500   175,000(7)       33,303(9)    126,801(5)                  352(2)

Roger G. Stoll(12).................  1999      547,110   226,000(14)     153,282(18)                               864(2)
  Executive Vice President of Renal  1998      137,200    54,100(13)                    90,000(4)                  540(2)
  Products and Laboratory Services

William F. Grieco(15)..............  1999      343,556    67,500(14)     902,923(16)                             4,792(2)
  Former General Counsel, Senior     1998      401,442   146,250(13)       1,482(16)    41,667(4)                4,540(2)
  Vice President, Secretary          1997      278,942   125,000(19)         163(16)     1,800(8)                5,056(2)
  and Director

---------------
 (1) During 1997, 1998 and 1999 Seratronics, Inc. ("Seratronics") paid $65,825, $68,602 and $66,080, respectively, of Mr. Lipps' salary. In each year listed above, Seratronics was reimbursed by Fresenius USA for such salary payments.

 (2) Represents the value of the group term life and disability insurance premiums paid by the Company and the Company's contributions to the respective officer's 401(k) plan. Mr. Schneider was not eligible to participate in the Company's 401(k) plan in 1997. Mr. Stoll was not eligible to participate in the Company's 401(k) plan in 1998 and elected not to participate in such plan in 1999.

 (3) Represents incentive bonus payments related to 1998 and paid in 1998 and 1999.

 (4) Represents the number of options to purchase Fresenius Medical Care Preference Shares which were granted under the Fresenius Medical Care 1998 Stock Incentive Plan, as amended (the "1998 FMC Stock Plan").

 (5) Represents 125,001 options with respect to American Depository Shares ("ADSs") representing Fresenius Medical Care Preference Shares, which were granted to Mr. Schneider under the Fresenius Medical Care 1996 Stock Incentive Plan (the "1996 FMC Stock Plan") and options with respect to 1,800 Fresenius Medical Care Preference Shares, which were granted to Mr. Schneider as 1997 bonus compensation under the 1998 FMC Stock Plan.

 (6) Represents interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation during 1999.

 (7) $75,000 of this amount represents a signing bonus paid upon Mr. Schneider's commencement of employment in August 1997 and a $100,000 guaranteed incentive bonus payment related to 1997 but paid in 1998.

 (8) Represents the number of options to purchase Fresenius Medical Care Preference Shares under the 1998 FMC Stock Plan which were granted in 1998 as an incentive bonus related to 1997.

 (9) Represents (a) $33,284 with respect to 1997, $187,829 with respect to 1998, and $24,463 with respect to 1999 which amounts are attributable to the value of relocation expenses paid by the Company in connection with Mr. Schneider's relocation to Massachusetts; (b) interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation during 1997, 1998 and 1999, respectively; and (c) a car allowance paid in 1998 only.

(10) These amounts include the value of (a) the Company's contribution to Mr. Lipps' 401(k) plan in 1997 and 1998, (b) the Company's payment of group term life and disability insurance premiums and (c) the Company's payment of premiums attributable to a supplemental life insurance policy and a supplemental disability insurance policy in the amount of $30,128, 27,395 and $30,128 for 1997, 1998 and 1999, respectively.

(11) Represents the number of options to purchase Fresenius Medical Care Preference Shares which were granted under the 1998 FMC Stock Plan.

(12) With respect to 1998, amount represents salary earned by Mr. Stoll from the commencement of his employment on October 5, 1998 through December 31, 1998. See "Executive Compensation Employment Agreements" for a complete description of Mr. Stoll's annual compensation.

(13) Represents incentive bonus payments paid under the FMC Bonus Plan which relate to the achievement of 1998 Company and individual performance targets, but which were paid in 1999.

(14) Represents incentive bonus payments made under the FMC Bonus Plan which relate to the achievement of 1999 Company and individual performance targets, but which were paid in 2000.

(15) Mr. Grieco ceased serving as an officer and director of the Company effective July 2, 1999.

(16) Amount represents (a) with respect to 1999, $901,730 in severance payments paid to Mr. Grieco pursuant to his Separation Agreement and (b) interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation during 1997, 1998 and 1999. See "Resignations of Executive Officers."

(17) Represents (a) $106,668 with respect to 1998 and $44,418 with respect to 1999, which amounts are attributable to the value of relocation expenses paid by the Company in connection with Mr. Kuerbitz's relocation to Massachusetts (b) interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation during 1999 and (c) a car allowance paid in 1999 only.

(18) Represents (a) $144,123 which amount is attributable to the value of relocation expenses paid by the Company in connection with Mr. Stoll's relocation to Massachusetts (b) interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation during 1999 and
     (c) a car allowance paid in 1999 only.

(19) Represents an incentive bonus related to 1997 performance but paid in 1998.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The Company does not currently have a stock option plan. However, executive officers and certain employees of the Company and its subsidiaries are eligible to participate in the 1996 FMC Stock Plan and the 1998 FMC Stock Plan. No options were granted to Messrs. Kuerbitz, Stoll, Grieco and Dr. Lazarus in 1999. See "Certain Relationships and Related Transactions -- Relationships and Transactions with Executive Officers -- Loans to Officers under the Stock Incentive Plans."

     The following table sets forth information concerning stock options to purchase Fresenius Medical Care's Preference Shares granted in 1999, including the potential realizable value of each grant assuming that the market value of the Fresenius Medical Care's Preference Shares appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the Company's Fresenius Medical Care's Preference Shares, which will depend upon various factors, including market conditions and the Company's future performance and prospects. The options shown below became exercisable in three approximately equal annual installments beginning one year after the date of grant.

                                              1999 GRANTS                         POTENTIAL REALIZABLE
                         -----------------------------------------------------      VALUE AT ASSUMED
                           NUMBER      % OF TOTAL                                 ANNUAL RATES OF STOCK
                         OF SHARES      OPTIONS                                  PRICE APPRECIATION FOR
                         UNDERLYING    GRANTED TO      EXERCISE                       OPTIONS TERM
                          OPTIONS     EMPLOYEES IN      PRICE       EXPIRATION   -----------------------
         NAME            GRANTED(1)       1999       ($/SHARE)(2)      DATE          5%          10%
         ----            ----------   ------------   ------------   ----------   ----------   ----------
Ben J. Lipps...........   100,000        17.5%          $31.57      June 2009    $1,985,232   $5,030,967
Jerry Schneider........     5,000        0.87%          $31.57      June 2009    $   99,265   $  251,556


---------------
(1) Options granted in 1999 to Messrs. Lipps and Schneider under the 1998 FMC Stock Plan vest over a three-year period.

(2) Options granted to Messrs. Lipps and Schneider were granted with an exercise price of 32.9 Eurodollars ("Euros") per share. For the purposes of this table the exercise price has been converted to its per share U.S. dollar equivalent based on the June 14, 1999 (i.e. the grant date) conversion rate of 1.0422 Euros per U.S. Dollar. (Source for conversion rates: Bloomberg News Service)

                      AGGREGATED OPTION EXERCISES IN 1999
                      AND DECEMBER 31, 1999 OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                    UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                            ACQUIRED ON      VALUE              AT 12-31-99(#)                AT 12-31-99($)
NAME                        EXERCISE(#)   REALIZED($)     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                        -----------   -----------   ------------------------------   -------------------------
Ben J. Lipps..............       0             0                         0/100,000              $0/$845,880
Ronald J. Kuerbitz........       0             0                     11,478/22,955                    $0/$0
J. Michael Lazarus........       0             0                     11,945/23,890                    $0/$0
Jerry A. Schneider........       0             0           83,333 ADSs/41,667 ADSs                    $0/$0
                                                                         600/1,200                    $0/$0
                                                                           0/5,000               $0/$42,294
Roger G. Stoll............       0             0                     30,000/90,000                    $0/$0
William F. Grieco.........       0             0                     14,489/28,978                    $0/$0

PENSION ARRANGEMENTS

     Most of the Company's employees who work 900 hours or more per year are covered by the Fresenius Medical Care North America Retirement Plan (the "FMC Retirement Plan"), effective as of the first day of January or July after completing one year of service with the Company. Under this basic retirement plan, pension benefits are based upon (1) the number of years of the covered employee's credited service (subject to a maximum of 30), (2) the covered employee's final average earnings for the 60 consecutive months in which his or her compensation on any July 1 was highest during the last 120 months of continuous participation, and (3) the social security covered compensation (the average social security tax base for the 35 years prior to the covered employee's 65th birthday).

     The annual retirement benefit under the FMC Retirement Plan consists of the sum of (1) 0.85% of the covered employee's final average earnings multiplied by his or her years of benefit service, and (2) 0.65% of the covered employee's final average earnings greater than his or her social security covered compensation base multiplied by his or her years of benefit service.

     The following table shows the annual pensions payable under the FMC Retirement Plan for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the covered employee retired at age 65 on December 31, 1999, with benefits payable on a straight life annuity basis.

                                                      YEARS OF CREDITED SERVICE
                                       --------------------------------------------------------
                                          10          15          20          25          30
                                        YEARS       YEARS       YEARS       YEARS       YEARS
                                       --------    --------    --------    --------    --------
    $  100,000   ....................  $ 12,851    $ 19,277    $ 25,702    $ 32,128    $ 38,553
       200,000   ....................    27,851      41,777      55,702      69,628      83,553
       300,000   ....................    42,851      64,277      85,702     107,128     128,553
       400,000   ....................    57,851      86,777     115,702     144,628     173,553
       500,000   ....................    72,851     109,277     145,702     182,128     218,553
       600,000   ....................    87,851     131,777     175,702     219,628     263,553
       700,000   ....................   102,851     154,277     205,702     257,128     308,553
       800,000   ....................   117,851     176,777     235,702     294,628     353,553
       900,000   ....................   132,851     199,277     265,702     332,128     398,553
     1,000,000   ....................   147,851     221,777     295,702     369,628     443,553
     1,100,000   ....................   162,851     244,277     325,702     407,128     488,553
     1,200,000   ....................   177,851     266,777     355,702     444,628     533,553
     1,300,000   ....................   192,851     289,277     385,702     482,128     578,553
     1,400,000   ....................   207,851     311,777     415,702     519,628     623,553
     1,500,000   ....................   222,851     334,277     445,702     557,128     668,553

     Messrs. Lipps, Kuerbitz, Schneider, Stoll, Grieco and Dr. Lazarus had 0.5, 2.9, 2.4, 1.2, 3.7 and 3.8 years of credited service, respectively, under the FMC Retirement Plan at year-end 1999. The average compensation of the highest consecutive five years of the last ten years of credited service cannot be computed for Messrs. Lipps, Kuerbitz, Schneider, Stoll, Grieco and Dr. Lazarus since they have less than five years of credited service. Mr. Lipps commenced participation in the FMC Retirement Plan in July 1999.

DIRECTORS' COMPENSATION AND CONSULTING ARRANGEMENTS

     The directors of the Company are not compensated for their services as such. For information with respect to compensation paid by the Company and its subsidiaries to Messrs. Lipps, Schneider and Stoll, see the Summary Compensation Table above.

EMPLOYMENT AGREEMENTS

     Mr. Lipps has served as Chairman of the Management Board of Fresenius Medical Care (the "Management Board") since May 1, 1999 and had served as Vice Chairman of the Management Board since January 1999 and has been a member of the Management Board since 1996. As Chairman of the

Management Board, Mr. Lipps is responsible for managing the worldwide business of Fresenius Medical Care and its affiliated companies. In addition, Mr. Lipps also serves as Chairman of the Board, President and Chief Executive Officer of the Company. Pursuant to an Employment Contract between Mr. Lipps and Fresenius Medical Care which became effective January 1, 1999 (the "Employment Contract"), Mr. Lipps receives a material portion of his total compensation from Fresenius Medical Care in respect of his services as an officer of Fresenius Medical Care. In his capacity with the Company, Mr. Lipps receives, pursuant to the Employment Contract, an annual base salary, payable by or on behalf of the Company, of $600,000 and is eligible to participate in Fresenius Medical Care's management bonus plan (the "FMC Bonus Plan") based on the attainment of certain earnings-after-taxes targets set annually by Fresenius Medical Care and reviewed by the Company's Board of Directors. Under the FMC Bonus Plan, Mr. Lipps can earn a bonus of up to one hundred percent of his base salary. Mr. Lipps is also eligible to receive stock options under the incentive stock option plans of Fresenius Medical Care, including the 1998 FMC Stock Plan and the FMC AG Stock Plan which are described above. See "Certain Relationships and Related Transactions -- Loans to Chief Executive Officer."

     Pursuant to the terms of an Employment Agreement, between the Company and Mr. Kuerbitz, dated as of March 15, 2000, Mr. Kuerbitz receives an annual base salary of $300,000, subject to annual increases based on satisfactory job performance, and is eligible to participate in the FMC Bonus Plan. Under the FMC Bonus Plan, Mr. Kuerbitz can earn, subject to the Company's attainment of specified individual and company financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. In addition, Mr. Kuerbitz is paid a monthly car allowance of $700 and is entitled to reimbursement for expenses associated with financial planning assistance and/or individual income tax preparation up to a total of $2,000 each year. The term of the agreement expires on March 15, 2003 unless terminated earlier as provided for in the agreement. In the event Mr. Kuerbitz's employment agreement is terminated for any reason other than by the Company for cause, or if Mr. Kuerbitz terminates his employment agreement for cause, Mr. Kuerbitz is entitled a lump sum payment equal to his base salary for the period equal to the greater of (a) the then remaining term of the agreement or (b) 18 months and a pro-rated portion of his annual incentive bonus based on his termination date. The terms of the agreement impose a non-compete obligation on Mr. Kuerbitz during the one-year period after he ends his employment with the Company or stops receiving any salary continuation under the agreement. The foregoing description of Mr. Kuerbitz's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which shall be filed with the SEC as an exhibit to the Company's Quarterly Annual Report on Form 10-Q for the period ended March 31, 2000.

     Pursuant to the terms of an Employment Agreement, between the Company and Dr. Lazarus, dated as of March 15, 2000, Dr. Lazarus receives an annual base salary of $505,620, subject to annual increases based on satisfactory job performance, and is eligible to participate in the FMC Bonus Plan. Under the FMC Bonus Plan, Dr. Lazarus can earn, subject to the Company's attainment of specified individual and company financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. In addition, Dr. Lazarus is paid a monthly car allowance of $700 and is entitled to reimbursement for expenses associated with financial planning assistance and/or individual income tax preparation up to a total of $2,000 each year. The term of the agreement expires on March 15, 2003 unless terminated earlier as provided for in the agreement. In the event Dr. Lazarus's employment agreement is terminated for any reason other than by the Company for cause, or if Dr. Lazarus terminates his employment agreement for cause, Dr. Lazarus is entitled a lump sum payment equal to his base salary for the period equal to the greater of (a) the then remaining term of the agreement or (b) 18 months and a pro-rated portion of his annual incentive bonus based on his termination date. The terms of the agreement impose a non-compete obligation on Dr. Lazarus during the one-year period after he ends his employment with the Company or stops receiving any salary continuation under the agreement. The foregoing description of Dr. Lazarus's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which shall be filed with the SEC as an exhibit to the Company's Quarterly Annual Report on Form 10-Q for the period ended March 31, 2000.

     Pursuant to the terms of an Employment Agreement, between the Company and Mr. Schneider, dated as of March 15, 2000, Mr. Schneider receives an annual base salary of $372,600, subject to annual increases based on satisfactory job performance, and is eligible to participate in the FMC Bonus Plan. Under the FMC Bonus Plan, Mr. Schneider can earn, subject to the Company's attainment of specified individual and company financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. In addition, Mr. Schneider is paid a monthly car allowance of $700 and is entitled to reimbursement for expenses associated with financial planning assistance and/or individual income tax preparation up to a total of $2,000 each year. The term of the agreement expires on March 15, 2003 unless terminated earlier as provided for in the agreement. In the event Mr. Schneider's employment agreement is terminated for any reason other than by the Company for cause, or if Mr. Schneider terminates his employment agreement for cause, Mr. Schneider is entitled to his base salary and a continuation of his benefits for a period of equal to the greater of (a) the then remaining term of the agreement or (b) 18 months and a pro-rated portion of his annual incentive bonus based on his termination date. The terms of the agreement impose a non-compete obligation on Mr. Schneider during the one-year period after he ends his employment with the Company or stops receiving any salary continuation under the agreement. The foregoing description of Mr. Schneider's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which shall be filed with the SEC as an exhibit to the Company's Quarterly Annual Report on Form 10-Q for the period ended March 31, 2000.

     Pursuant to the terms of an agreement, between the Company and Mr. Stoll, dated as of October 23, 1998, Mr. Stoll receives an annual base salary of $541,000 and is eligible to participate in the FMC Bonus Plan. Under the FMC Bonus Plan, Mr. Stoll can earn, subject to the Company's attainment of specified financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. In addition, Mr. Stoll is entitled to reimbursement for: (a) certain costs incurred in connection with his relocation to Massachusetts, and (b) expenses associated with individual income tax preparation up to a total of $2,000 each year. Mr. Stoll was granted options under the 1998 FMC Stock Plan to purchase 90,000 Fresenius Medical Care Preference Shares at $49.40 per share. 15,000 of the options granted to Mr. Stoll under the 1998 FMC Stock Plan vested on the grant date; the balance vest over a five-year period. In the event Mr. Stoll's employment agreement is terminated for any reason other than by the Company for cause, or if Mr. Stoll terminates his employment agreement because of a breach of its terms by the Company, Mr. Stoll is entitled to his base salary and a continuation of his benefits for a period of two years from the date of such termination. In the event Mr. Stoll's employment agreement is terminated as a result of his disability, Mr. Stoll is entitled to his base salary and a continuation of his benefits for a period of up to one and one-half years beginning on the 181st day of disability. The foregoing description of Mr. Stoll's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K for the period ended December 31, 1998.

RESIGNATIONS OF EXECUTIVE OFFICERS

     Mr. Grieco resigned as a Director, Senior Vice President, General Counsel and Secretary of the Company effective July 2, 1999. Mr. Grieco's Separation Agreement dated as June 30, 1999 (the "Separation Agreement") provided that he would continue to receive his base salary and certain benefits for two years through June 30, 2001 (the "Salary Continuation"); provided, however, that Mr. Grieco could elect to receive the Salary Continuation in a lump sum in which case the Company would not be required to pay for his benefits. Mr. Grieco elected to receive this lump sum payment effective December 1, 1999. Mr. Grieco was eligible to participate in the 1999 Management Bonus Plan on a pro-rata basis for six month's service in 1999. Pursuant to the terms of the Employment Agreement dated November 11, 1998 by and between Mr. Grieco and National Medical Care, Inc., Mr. Grieco was eligible for a "Special Bonus." Pursuant to the terms of the Separation Agreement, Mr. Grieco and the Company agreed to determine whether such bonus is payable upon the successful resolution of the Investigation. Mr. Grieco's stock options under the 1998 FMC Stock Plan vested on July 1, 1999 and he was granted up to three years from that date to exercise such options; provided, however, that Ben Lipps, or his successor as President and Chief Executive Officer of the Company, has agreed to use his best efforts to recommend to the Management Board of Fresenius Medical Care that

Mr. Grieco be granted up to ten years from the date of the grant of his options to exercise them. As further consideration for the terms and conditions set forth in the Separation Agreement, including a general release of any and all claims against the Company existing as of the Separation Date, the Separation Agreement also provided that Mr. Grieco be paid $100,000 in two equal installments, which have been paid. Additionally, pursuant to the terms of the Separation Agreement, the Company and Mr. Grieco entered into a consulting agreement pursuant to which Mr. Grieco will provide consulting services to the Company for up to three years and be paid an amount equal to $150,000 per year subject to increases as described therein. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed with the SEC as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999. Except as noted in this paragraph, capitalized terms used but not defined in this paragraph shall have the meaning given to them in the Separation Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no standing Compensation Committee. During the fiscal year ended December 31, 1999, deliberations concerning executive officer non-stock option compensation were carried out by the Company's full Board of Directors in consultation with the Management Board of Fresenius Medical Care. [Options to purchase Fresenius Medical Care Preference Shares were granted to certain executive officers of the Company in 1999 by the Management Board of Fresenius Medical Care on the recommendation of the Company's full Board of Directors.] All members of the Company's Board of Directors were employees of the Company during the fiscal year ended December 31, 1999. Mr. Lipps is also Chairman of the Management Board of Fresenius Medical Care. Until his resignation effective May 12, 1999, Udo Werle served as a director of the Company and also served as Chairman of the Management Board of Fresenius Medical Care and as a member of the Management Board of Fresenius AG. Until his resignation effective May 1, 1999, Hans-Ulrich Sutter served as a director of the Company and also served as a member of the Management Board of Fresenius Medical Care. For information regarding certain transactions between the Company or its subsidiaries on the one hand and Fresenius Medical Care or Fresenius AG on the other, see "Certain Relationships and Related Transactions".

                        REPORT OF THE BOARD OF DIRECTORS
                        REGARDING EXECUTIVE COMPENSATION

OVERALL PHILOSOPHY

     The Company's overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company's business strategy and long-term goals, and that it should give employees incentives to enhance stockholder value. The key elements of executive compensation are base salary, annual cash incentive (bonus) awards and/or annual incentive bonus stock options for non-voting preference shares of Fresenius Medical Care, the Company's parent corporation. Base salary is intended primarily to reward past performance; annual cash bonus and stock option incentives are intended primarily to reward achievement of specific performance goals during the year; and stock options are designed primarily to foster an identity of interest between the employee, the Company and the Company's shareholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Lipps' compensation currently consists of a base salary, cash incentive (bonus) awards and option grants under the 1998 FMC Stock Plan and the FMC AG Stock Plan. Mr. Lipps' base salary was set under the terms of his employment contract with Fresenius Medical Care, the parent corporation of the Company, as discussed above. Mr. Lipps' annual base compensation for his services as an officer of the Company is $600,000, reflecting his responsibilities for Fresenius Medical Care and its other subsidiaries, was based on competitive pay practices, his individual experience and breadth of knowledge and other subjective factors. Future increases to his base salary are expected to be determined primarily on the basis of his individual performance and contributions and involve the application of both quantifiable and subjective criteria. In 1999, the Supervisory Board of Fresenius Medical Care granted options to purchase 100,000 Fresenius Medical Care Preference Shares to Mr. Lipps under the 1998 FMC Stock Plan. See "Executive Compensation -- Stock Option Grants in the Last Fiscal Year." Mr. Lipps abstained from all Board and Management Board actions relating to his compensation.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     Mr. Lipps makes recommendations to the Board of Directors concerning the base salaries, annual cash and/or stock option incentive awards and stock option awards for the executive officers of the Company other than himself. Annual cash and/or stock option incentive awards are granted based on the achievement of financial targets and individual performance. The number of stock options to be granted to any particular executive is determined by the Management Board of Fresenius Medical Care and is based primarily on that person's perceived ability to help the Company achieve its goals as well as that person's base salary and potential bonus.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to executive officers named in the Summary Compensation Table of the Information Statement, unless such compensation is performance-based and satisfies certain other conditions. The Company intends to the extent practicable to qualify all payments of compensation under Section 162(m).

                                          Ben J. Lipps
                                          Jerry A. Schneider
                                          Roger G. Stoll

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of November 24, 1999 certain information with respect to each person who is known by the Company to own beneficially more than 5% of each class of the voting securities of the Company, each director of the Company, each nominee for director of the Company, certain executive officers and all directors and officers of the Company as a group.

                                                                 SHARES
                                                              BENEFICIALLY     PERCENTAGE
           NAME AND ADDRESS OF BENEFICIAL OWNERS                 OWNED          OF CLASS
           -------------------------------------              ------------     ----------
COMMON STOCK:
  Fresenius Medical Care AG(1)
  Else-Kroner-Strasse 1
  61352 Bad Homburg v.d.H
  Germany...................................................   90,000,000        100.0%
  All directors and executive officers as a group...........            0            0

6% PREFERRED STOCK:
  Grace Institute(2)
  c/o Marine Midland Bank
  P.O. Box 1329
  Buffalo, New York 14240...................................        2,949          8.1%
  W.R. Grace & Co. Retirement Plan for Salaried Employees(3)
  1750 Clint Moore Road
  Boca Raton, Florida 33487.................................        9,648(T)(S)    26.5%
  All directors and executive officers as a group...........            0            0

CLASS A PREFERRED STOCK:
  Namanco & Co.
  P.O. Box 426
  Exchange Place Station
  69 Montgomery Street
  Jersey City, New Jersey 07303.............................        2,803         17.3%
  All directors and executive officers as a group...........            0            0

CLASS B PREFERRED STOCK:
  Namanco & Co.
  P.O. Box 426
  Exchange Place Station
  69 Montgomery Street
  Jersey City, New Jersey 07303.............................        5,143         23.9%
  All directors and executive officers as a group...........            0            0

CLASS D SPECIAL DIVIDEND PREFERRED STOCK:
  Ben J. Lipps..............................................            1           (4)
  All directors and executive officers as a group...........            1           (4)

---------------
(1) Fresenius AG owns 50.3% of the outstanding Fresenius Medical Care Ordinary Shares and none of the Fresenius Medical Care Preference Shares. The share capital of Fresenius AG consists of Fresenius AG Ordinary Shares and non-voting preference shares, nominal value DM 5 per share ("Fresenius AG Preference Shares"), both of which are issued only in bearer form. Accordingly, Fresenius AG has no way of determining who its shareholders are or how many shares any particular shareholder owns. However, under the German Stock Corporation and Securities Law, holders of voting securities of a German company listed on a stock exchange within the European Union are obligated to notify the company of certain levels of holdings.

    Fresenius AG has been informed that the Else Kroner-Fresenius-Stiftung (the "Foundation") owns 68% of the Fresenius AG Ordinary Shares. The Foundation serves to promote medical science, primarily in the fields of research and treatment of illnesses, including the development of apparatuses and preparations. The Foundation may promote only those research projects the results of which will be generally accessible to the public. The Foundation further serves to promote the education of physicians or of others concerned with the treatment and care of sick persons, primarily those working in the field of dialysis, as well as to promote the education of particularly gifted pupils and students. Fresenius AG has been informed that Agrar-Inductrie Holdings GmbH ("AIH") owns 9% of the Fresenius AG Ordinary Shares. Pursuant to a pooling agreement relating to the shares held by AIH, the Foundation has voting power over the shares held by AIH. In addition Neunte Heralkes Beteiligungs-Gellschaft & Co.KG informed Fresenius AG that it owns 9.98% of the Fresenius AG Ordinary Shares.

(2) This entity is not affiliated with the Company.

(3) W.R. Grace & Co.-Conn. assumed sponsorship of the W.R. Grace & Co. Retirement Plan for Salaried Employees in connection with the Merger.

(4) The Class D Preferred Stock owned by Mr. Lipps represents less than 1% of the total number of outstanding Class D Preferred Stock. Mr. Lipps also owns 10,100 ADSs representing Fresenius Medical Care Ordinary Shares and 5,000 ADSs representing Fresenius Medical Care Preference Shares.

(T) Shares owned by trust and other entities as to which the person has the power to direct voting and/or investment.

(S) Shares as to which the person shares voting and/or investment power with others.

OWNERSHIP AND TRANSACTIONS REPORTS

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, and executive officers, and beneficial owners of more than 10% of the outstanding shares of a class of the Company's equity securities registered under the Exchange Act are required to file reports with the SEC concerning their ownership of and transactions in the shares of such class; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, except as set forth in the succeeding sentence the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1999. Mr. Kuerbitz became an executive officer of the Company on October 29, 1999 and his Form 3 was filed with the SEC on December 17, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As described above, Fresenius Medical Care acquired all of the Common Stock of the Company in connection with the closing of the Merger. Accordingly, the Company has entered into certain relationships and related transactions with Fresenius Medical Care and Fresenius AG.

INVESTMENTS BY FRESENIUS MEDICAL CARE

     Fresenius Medical Care is the beneficial owner of all 90,000,000 outstanding shares of the Company's Common Stock. Fresenius Medical Care owns no shares of the Company's Preferred Stock.

     The practical effect of its ownership of all outstanding shares of the Company's Common Stock is to give Fresenius Medical Care an absolute majority of the voting power attributable to the Company's voting securities with respect to all matters in which the classes vote together. Accordingly, Fresenius Medical Care possesses the ability, through its voting power and its power to elect a majority of the Company's directors, to approve any actions requiring the vote of the Company's shareholders, other than matters which materially affect the rights of the holders of a particular class.

GUARANTEES OF THE COMPANY

     The Company has executed a Subsidiary Guarantee in connection with a Senior Subordinated Indenture dated as of November 27, 1996 (the "Indenture"), under which Fresenius Medical Care was the Issuer. The Indenture was executed in connection with the offering of 9% Trust Preferred Securities of Fresenius Medical Care Capital Trust, a statutory business trust formed under the laws of the State of Delaware. The proceeds of the offering of the 9% Trust Preferred Securities were used to purchase 9% Subordinated Notes of Fresenius Medical Care, and thereafter to repay indebtedness under a credit facility entered into by NMC and a syndicate of banks in connection with the Merger (the "Credit Agreement").

     The Company has also executed a Subsidiary Guarantee in connection with certain Senior Subordinated Indentures dated as of February 13, 1998 (together, the "1998 Indentures") under which Fresenius Medical Care was the issuer. The 1998 Indentures were executed in connection with the offering of (a) 7 7/8% USD Trust Preferred Securities of Fresenius Medical Care Capital Trust II and (b)
7 7/8% DM Trust Preferred Securities of Fresenius Medical Care Capital Trust III, which are statutory business trusts formed under the laws of the State of Delaware. The proceeds of the offering of the 7 7/8% and 7 3/8% Trust Preferred Securities were used to purchase, respectively, 7 7/8% and 7 3/8% Subordinated Notes of Fresenius Medical Care and thereafter to repay certain outstanding indebtedness including an approximately $250 million permanent reduction of the credit facility under the Credit Agreement and for general corporate purposes.

MATERIAL CONTRACTS BETWEEN FRESENIUS AG AND THE COMPANY AND FRESENIUS MEDICAL CARE AND THE COMPANY

     Prior to the Merger, Fresenius AG and Fresenius USA were parties to numerous contracts and transactions with each other, both in the ordinary course of business and otherwise. Fresenius Medical Care acquired all of Fresenius AG's rights under such contracts and transactions. The following summarizes such contracts and transactions during year ended December 31, 1999.

     Technology. Pursuant to a technology license and know-how agreement, dated April 22, 1994 (the "License Agreement"), Fresenius AG granted Fresenius USA an exclusive North American license for the technology, processes and know-how for the manufacture of polysulfone dialyzers, and Fresenius USA agreed to pay Fresenius AG royalties of 4.5% on Fresenius USA's net sales of dialyzers produced by it for a 10-year period beginning January 1, 1996. Fresenius USA also obtained the contractual right to Fresenius AG's know-how relating to certain peritoneal dialysis products incorporating the Safe-Lock(R) technology in the U.S., Canada and Mexico. The License Agreement was assumed by Fresenius Medical Care in connection with the Merger. Pursuant to a modification of the License Agreement, the rights and obligations of Fresenius USA and Fresenius Medical Care were assumed as of January 1, 1999 by, respectively, the Company and Fresenius Medical Care Deutschland GmbH ("FMC GmbH"), an affiliate of Fresenius Medical Care. Pursuant to this modification, the Company is required to pay FMC GmbH a fixed royalty payment of $750,000 per quarter.

     Products. During 1999, 1998 and 1997 the Company purchased $45.8, $56.9 and $53.2 million, respectively of hemodialysis equipment and supplies from Fresenius Medical Care AG. Such products were initially purchased pursuant to a distribution agreement entered into in 1991 and under which Fresenius USA acted as sole North American distributor for Fresenius AG products for treatment of ESRD by hemodialysis. Prices charged under that agreement were negotiated each year by the parties based on Fresenius AG's estimated costs and desired profit margins, taking into account the competitive environment in the U.S. market, and did not exceed the average of the prices charged to Fresenius AG's other affiliated distributors. By its terms, this distribution agreement terminates on the earlier of December 31, 2011 or the date Fresenius AG loses the power to elect 51% of the Fresenius USA Board of Directors. Fresenius AG assigned this distribution agreement to Fresenius Medical Care in connection with the Merger. Also during 1999, 1998 and 1997, the Company sold products to Fresenius AG and certain of its subsidiaries having aggregate sales prices of approximately $5.6 million, $2.2 million and $2.9 million, respectively.

     Intercompany Loans. Pursuant to a Subordinated Loan Note dated as of May 18, 1999 (the "May 1999 Note") NMC, a subsidiary of the Company, and certain of NMC's subsidiaries, may borrow up to $400 million from Fresenius AG. The principal amount of each advance under the May 1999 Note is due, as agreed by the parties, on the date that is one, two or three months after the date of such advance. The principal amount of each advance under the May 1999 Note bears interest at a fluctuating rate per annum equal to the Eurocurrency Rate (as defined and calculated in the Credit Agreement discussed above, a copy of which has been filed by the Company with the Securities and Exchange Commission) plus a margin. The Company may borrow under the May 1999 Note until September 30, 2003.

     Pursuant to a Promissory Note dated February 19, 1999, the Company borrowed approximately $15.3 million from Fresenius Medical Care (the "February 1999 Loan"). The outstanding principal amount of the February 1999 Loan and interest accrued at a rate of 5.8% per annum is due and payable on February 19, 2000. This February 1999 Loan was amended effective February 19, 2000 to increase the principal amount to $16.2 million, extend the maturity date to February 20, 2001 and increase the annual interest rate to 7.75%.

     Pursuant to a Loan Agreement dated February 19, 1998, the Company borrowed approximately $435.5 million from FMC Trust Finance S.a.r.l. ("FMC Finance"), an affiliate of Fresenius Medical Care (the "February 1998 Loan"). The outstanding principal amount of the February 1998 Loan is due and payable on February 1, 2008. Interest on the outstanding principal amount of the February 1998 Loan accrues interest at a rate of 8.43% per annum and is payable on a quarterly basis.

     Pursuant to an Intercompany Account Agreement dated February 1, 1998, the Company owes approximately $14.9 million to Fresenius Medical Care Finance S.A., an affiliate of Fresenius Medical Care (the "FMC Finance S.A. Loan"). Interest on the outstanding principal amount of the FMC Finance S.A. Loan accrues interest at a rate of 6.375% per annum and is payable annually. The outstanding principal amount of the FMC Finance S.A. Loan, and any unpaid accrued interest thereon, is payable on demand upon satisfaction of certain conditions. This indebtedness was paid in full in 1999.

     Pursuant to a Loan Agreement dated November 27, 1996, the Company borrowed approximately $351 million from FMC Finance (the "November 1996 Loan"). The outstanding principal amount of the November 1996 Loan is due and payable on December 1, 2006 subject, however, to FMC Finance's right to accelerate the maturity at any time after December 1, 2001. Interest on the outstanding principal amount of the November 1996 Loan accrues interest at a rate of 9.25% per annum and is payable on a quarterly basis.

     Pursuant to various Loan Agreements dated as of March and April 2000, the Company borrowed an aggregate amount of approximately $343.4 million from Franconia Acquisition LLC, an affiliate of Fresenius Medical Care. The outstanding principal amount, plus accrued interest calculated based on a fluctuating rate equal to the one-month LIBOR rate plus 25 basis points, is due and payable on demand. The Company may also prepay these loans at any time without premium or penalty.

     Foreign Exchange Contracts. Pursuant to a Foreign Exchange Contract between Fresenius USA and Fresenius Medical Care, Fresenius USA agrees to sell U.S. Dollars to Fresenius Medical Care in exchange for Euros at a rate of 1.1050 U.S. Dollars per Euro. As of the date of this Information Statement, Fresenius USA has an obligation to sell approximately $15 million in U.S. Dollars to Fresenius Medical Care at different intervals during the period September 2000 to January 2001.

RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers (or members of their families) and/or businesses with which they are affiliated. See "Executive Compensation -- Directors' Compensation and Consulting Arrangements" for a discussion of certain other relationships and related transactions.

     Loans to Officers under Stock Incentive Plans. To comply with German corporate law requirements, award grants under the 1996 FMC Stock Plan and the 1998 FMC Stock Plan are in the form of non-assignable and non-transferable convertible bonds ("Bonds") and a corresponding non-recourse employee loan from Fresenius Medical Care ("Employee Loans") secured solely by the Bonds with respect to which it was made. The Bonds have a (Deutschemark (DM) denominated) face amount equal to the aggregate nominal (par) value of the Fresenius Medical Care Preference Shares into which the Bonds are convertible (in the form of Preference Shares under the 1998 FMC Stock Plan or ADSs under the 1996 FMC Stock
Plan) and bear interest at a rate equal to 5% per annum. The Employee Loans have an Euro denominated principal amount equal to the related Bonds and bear interest at the same rate. On conversion of a Bond, the employee (if a U.S. citizen or resident) will pay a conversion payment equal to the fair market value (determined as of the day following the date of grant) of the underlying ADSs or Preference Shares as the case may be. A portion of the conversion payment will be used to repay the Employee Loan, and interest on

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the Employee Loan will be offset by interest payable on the Bonds. Because the terms of the Employee Loan and Bond match in all respects, award recipients pay nothing and receive nothing with respect to the Bonds and the Employee Loans.

     Loan to Chief Executive Officer Pursuant to a loan agreement dated June 7, 1999, Mr. Lipps borrowed $2 million from Fresenius Medical Care to fund the purchase of his principal residence. The principal amount bears interest at 6% per annum and is payable, on demand after one month prior notice or in any event on July 1, 2004. Accrued interest is payable in July of each year, during the term of the loan. The loan is secured by a mortgage on Mr. Lipp's principal residence.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP has been selected as the Company's independent public accountants and auditors for 2000. Management of the Company expects that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 OTHER MATTERS

FORM 10-K

     The Company's Annual Report on Form 10-K for the year ended December 31, 1999 filed by the Company with the SEC, is being provided to you with this Information Statement. ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING THE SECRETARY OF THE COMPANY, 95 HAYDEN AVENUE, LEXINGTON, MASSACHUSETTS 02420-9192 (TELEPHONE: (781) 402-9000).

OTHER BUSINESS

     The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, management of the Company will have discretion to act in accordance with its best judgment.

PROPOSALS FOR 2001 ANNUAL MEETING

     Any shareholder wishing to submit a proposal for inclusion in the Proxy Statement for the 2000 Annual Meeting pursuant to the shareholder proposal rules of the SEC should submit the proposal in writing to Ronald J. Kuerbitz, Secretary and General Counsel, Fresenius Medical Care Holdings, Inc., Two Ledgemont Center, 95 Hayden Avenue, Lexington, Massachusetts 02420-9192. The Company must receive a proposal by December 31, 2000 in order to consider it for inclusion in the Information Statement with respect to the 2001 annual meeting.

     In addition, the Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communication relating to those By-law provisions should be directed to Mr. Kuerbitz at the above address.

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